COOPERS
& LYBRAND



               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Liberty National Bancorp, Inc. on Form S-8 of our report dated January 13, 1993 on our audit of the consolidated financial statements of Liberty National Bancorp, Inc. and Subsidiaries as of December 31, 1992 and 1991, and for the years then ended, which report is included in Liberty National Bancorp, Inc.'s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts" in said Registration Statement.

COOPERS & LYBRAND

/s/ Coopers & Lybrand


Louisville, Kentucky
February 14, 1994